Exhibit 5.8

CONSENT OF WOOD CANADA LIMITED

The undersigned hereby consents to the use of their report: Côté Gold Project, Ontario NI 43-101 Technical Report on Feasibility Study, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

WOOD CANADA LIMITED

/s/ Greg Gosson
By:	Greg Gosson
Authorized Signor

Dated: May 15, 2020